QUEST DIAGNOSTICS RAISES OUTLOOK FOR FULL YEAR 2020

•Revenues for full year 2020 expected to be at least $9.35 billion versus the previous outlook of $8.8-$9.1 billion
•Reported diluted earnings per share (EPS) for full year 2020 expected to be at least $9.98 versus the previous outlook of $8.22-$9.22
•Adjusted diluted EPS for full year 2020 expected to be at least $10.75 versus the previous outlook of $9.00-$10.00
•Cash provided by operations for full year 2020 expected to be at least $1.95 billion compared to the previous outlook of at least $1.75 billion

SECAUCUS, N.J., December 16, 2020 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, today raised its financial outlook for full year 2020.

Since the company reported its financial performance for the third quarter of 2020 on October 22, COVID-19 molecular testing volumes have been significantly higher than the previous outlook contemplated. Organic testing volumes ordered in the company’s base business (excluding COVID-19 molecular and antibody testing and the impact of acquisitions) remained relatively steady, down mid-to-high single digits versus the prior year in October and November, consistent with the company’s previous outlook. In early December, organic testing volume trends declined, with volume down high single digits versus the prior year as a number of state and local governments have imposed new orders designed to reduce the transmission of COVID-19.

Updated Outlook for Full Year 2020

The company raised its full year 2020 outlook as follows:

	Current Outlook	Previous Outlook
		Low	High
Net revenues	At least $9.35 billion	$8.8 billion	$9.1 billion
Net revenues increase	At least 21.0%	13.9%	17.8%
Reported diluted EPS	At least $9.98	$8.22	$9.22
Adjusted diluted EPS	At least $10.75	$9.00	$10.00
Cash provided by operations	At least $1.95 billion	At least $1.75 billion
Capital expenditures	Approximately $420 million	Approximately $400 million

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, a gain on the remeasurement of an equity interest, costs associated with Quest for Health Equity, the company's recently announced initiative to reduce health disparities in underserved communities, and other items.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts, and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional table attached below includes a reconciliation of non-GAAP adjusted measures to GAAP measures.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 47,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

ADDITIONAL TABLE FOLLOWS

The outlook for adjusted diluted EPS represents management’s estimates for the full year 2020 before the impact of special items. Further impacts to earnings related to special items may occur. Additionally, the amount of ETB is dependent upon employee stock option exercises and the company's stock price, which are difficult to predict. The following table reconciles our 2020 outlook for adjusted diluted EPS to the corresponding amounts determined under GAAP:

Diluted EPS	$9.98
Restructuring and integration charges (a)	0.36
COVID-19 impact (b)	0.38
Gain on remeasurement of equity interest (c)	(0.46)
Amortization expense (d)	0.63
Costs associated with Quest for Health Equity (e)	0.02
ETB	(0.16)
Adjusted diluted EPS	$10.75

(a)Represents estimated full year pre-tax charges of $65 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(b)Represents the impact of certain items resulting from the COVID-19 pandemic, principally including expense associated with payments to eligible employees to help offset expenses they incurred as a result of COVID-19, certain asset impairment charges, and incremental costs incurred primarily to protect the health and safety of the company's employees and customers. Income tax benefits, where recorded, were calculated using a combined statutory income tax rate of 25.5%.

(c)Represents a gain recognized based on the difference between the fair value and the carrying value of an equity interest. On August 1, 2020, the company completed its acquisition of the remaining 56% interest in Mid America Clinical Laboratories, LLC ("MACL") from the company's joint venture partners. As a result of the transaction, the company remeasured its previously held minority interest in MACL to fair value and recognized a gain. Income tax expense was calculated based on an effective income tax rate on the transaction of 11.8%, which is lower than the statutory income tax rate due to a permanent difference in the financial reporting and tax basis of goodwill.

(d)Represents the estimated impact of amortization expense for 2020 on the calculation of adjusted diluted EPS. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$103
Amortization expense included in equity in earnings of equity method investees, net of taxes	11
Total pre-tax amortization expense	$114

Total amortization expense, net of an estimated tax benefit using a combined statutory income tax rate of 25.5%	$85

(e)Represents costs associated with Quest for Health Equity, the company's recently announced initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities including through a combination of donated testing services, education programs, alliances, and financial support. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

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